UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 29, 2025

PRECISION OPTICS CORPORATION, INC.

(Exact name of registrant as specified in its charter)

Massachusetts	001-10647	04-2795294
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

22 East Broadway Gardner, Massachusetts	01440
(Address of principal executive offices)	(Zip Code)

(Registrant’s telephone number, including area code) (978) 630-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	POCI	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e)

On October 2, 2025, Precision Optics Corporation, Inc’s (“POCI” or the “Company”) and Mr. Mahesh Lawande mutually agreed to terminate his employment with the Company as of October 31, 2025 (the “Termination Date”). Effective October 1, 2025, Mr. Lawande transitioned to the roll of “Advisor to the President” for the period through his Termination Date. On October 2, 2025, the Company and Mr. Lawande’s entered into a Modification Agreement (the “Modification”) to his Employment Agreement dated March 30, 2023 by and between Mr. Lawande and the Company (the “Employment Agreement”), which Modification provides for the roll of “Advisor to the President” during the month of October 2025 and amends his severance period from six months to seven months following his Termination Date and waives any further right to additional notice under his Employment Agreement.

The foregoing description of the Modification does not purport to be a complete statement of the parties’ rights and obligations and is qualified in its entirety by reference to the full text of the Modification, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

(c) and (e)

As previously announced by the Company, effective as of October 1, 2025 (the “Start Date”), the Company appointed Mr. Joseph Traut, 54 years old, as the Company’s Chief Operating Officer. Most recently, Mr. Traut was the VP of Operations for T2 Biosystems (2023-2025), VP of Technology Transfer at Lumira Dx (2021-2022) and VP of Manufacturing Solutions at Ximedica (now Veranex; 2017-2021), with additional positions prior to 2017 in manufacturing engineering, management and leadership. He has consulted to the Company since July 2025 on certain operational matters. Mr. Traut has a Master of Business Administration, Management of Technology from Bentley College, Waltham, MA and a Bachelor of Science, Mechanical Engineering Technology from Northeastern University, Boston, MA.

In connection with his appointment as Chief Operating Officer, Mr. Traut and the Company entered into an Employment Agreement dated September 29, 2025 (the “Employment Agreement”) and a Non-Competition Agreement dated September 29, 2025 (the “Non-Competition Agreement”). Pursuant to his Employment Agreement, Mr. Traut will be compensated at an annual base salary of $275,000, will be eligible for an annual bonus up to 25% of his annual salary for the fiscal year, and will be entitled to participate in employee benefit plans offered by the Company. In connection with Mr. Traut joining the Company, the Compensation Committee and Board of the Company approved the grant of an inducement stock option to be granted on his Start Date, to purchase 60,000 shares of the Company’s common stock (the “Option”). The Option was granted pursuant to the Nasdaq Rule 5635(c)(4) inducement grant exception as a component of the individual’s employment compensation and was granted as an inducement material to his acceptance of employment with the Company. Mr. Traut’s Option has an exercise price equal to the closing price of the Company’s common stock as reported by the Nasdaq Capital Market on October 1, 2025. The Options have a ten-year term and vest in three equal annual installments, subject to Mr. Traut’s continued service with the Company through the applicable vesting dates.

The foregoing description of the Employment Agreement and Non-Competition Agreement does not purport to be a complete statement of the parties’ rights and obligations and is qualified in its entirety by reference to the full text of the Employment Agreement and Non-Competition Agreement, a copy of which is filed as Exhibit 10.2 and 10.3 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)       Exhibits

Exhibit No.	Exhibit Description
10.1	Modification Agreement dated October 2, 2025 by and between Precision Optics Corporation, Inc. and Mahesh Lawande.
10.2	Employment Agreement dated September 29, 2025 by and between Precision Optics Corporation, Inc. and Joseph W. Traut.
10.3	Non Competition Agreement dated September 29, 2025 by and between Precision Optics Corporation, Inc. and Joseph W. Traut.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRECISION OPTICS CORPORATION, INC.

Dated: October 3, 2025	By:	/s/ Joseph N. Forkey
	Name:	Joseph N. Forkey
	Title:	President

3